Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226456 on Form S-3 and Nos. 333-115639, 333-126576, 333-141508, 333-144196, 333-144197, 333-205187, and 333-225996 on Form S-8 of our report dated March 6, 2020, relating to the consolidated financial statements of Zix Corporation and subsidiaries and our report dated March 6, 2020, relating to effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Zix Corporation and subsidiaries for the year ended December 31, 2019.

/s/ Whitley Penn LLP

Plano, Texas

March 6, 2020